FILED PURSUANT TO RULE 424B3
                                                      REGISTRATION NO. 333-41973

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED DECEMBER 17, 1997)


                               [IHS LOGO OMITTED]

                        INTEGRATED HEALTH SERVICES, INC.

               1,813,434 SHARES OF COMMON STOCK, $.001 PAR VALUE

                                --------------

     This document supplements the Prospectus dated December 17, 1997 relating to 1,813,434 shares of common stock, par value $.001 per share, (the "Common Stock") of the Company (the "Shares"). The Shares are being offered for the account of the holders thereof. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On June 26, 1998 the last sale price of the Common Stock of the Company on the New York Stock Exchange was $36.625. The Common Stock of the Company is traded under the symbol "IHS."

                                --------------

     SEE "RISK FACTORS," WHICH BEGINS ON PAGE 7 OF THE ACCOMPANYING PROSPECTUS, FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

                                --------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                 COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
                  OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

                                --------------

            The date of this Prospectus Supplement is June 29, 1998.

                             SELLING STOCKHOLDERS

     The following table sets forth certain information as of October 27, 1997 (except as otherwise indicated) and as adjusted to reflect the sale of the Common Stock in the offering, as to the security ownership of the Selling Stockholders. Except as set forth below, none of the Selling Stockholders has held any position or office or had any other material relationship with the Company or any of its predecessors or affiliates within the past three years.

                                                                    SHARES OF                  SHARES OF
                                                                  COMMON STOCK                COMMON STOCK
                                                                  BENEFICIALLY                BENEFICIALLY
                                                                   OWNED PRIOR     SHARES     OWNED AFTER
                                                                   TO OFFERING   BEING SOLD     OFFERING
                                                                 -------------- ------------ -------------
AMBULATORY PHARMACEUTICAL SERVICES, INC.(1)
 Gigi Jordan ...................................................     473,510       473,510            0

APS AMERICA, INC.(2)
 Raymond A. Mirra, Jr. .........................................      21,730        21,730            0
 James Kuo .....................................................      14,683        14,683            0
 Edward Kramm ..................................................      15,270        15,270            0
 Sirrom Capital Corporation ....................................       7,047         7,047            0

ARCADIA SERVICES, INC.(3)
 Nanci J Rands .................................................         195           178           17
 Joseph F. Galvin ..............................................         390           356           34
 Stuart Sinai ..................................................         390           356           34
 Ronald H. Riback ..............................................         390           356           34
 James C. Foresman .............................................         390           356           34
 Lawrence N. Dudek .............................................         195           178           17
 Phillip J. Shefferly ..........................................         195           178           17
 David B. Gunsberg .............................................         195           178           17
 Dean J. Gould and Laura M. Gould, joint tenants with rights of
   survivorship ................................................         195           178           17
 United Jewish Foundation of Metropolitan Detroit ..............       1,366         1,247          119
 Michael J. Eizelman and Shelley E. Eizelman, joint tenants with
   rights of survivorship ......................................         195           178           17
 Robert J. Sandler .............................................         780           713           67
 Herbert J. Graebner ...........................................      70,767        57,564       13,203
 Herbert Graebner and Dorothy Graebner Charitable Remain-
   der Unitrust ................................................      67,000        67,000            0
 Barbara Brewer ................................................       6,899         6,303          596
 Leonard E. Bellinson, Trustee, Leonard E. Bellinson Agree-
   ment of Trust Dated 3/1/82 as amended .......................     121,439       107,697       13,742
 Leonard E. Bellinson and Eleanor H. Bellinson Charitable Re-
   mainder Unitrust ............................................      32,064        32,064            0
 Conbet Associates .............................................      18,397        16,807        1,590
 Beth Elaine Lowenstein Trust U/A/D 7/30/92 ....................       9,198         8,403          795
 Rita M. Lord ..................................................       6,899         6,303          596
 Jill Bader ....................................................      13,797        12,605        1,192
 Charles Bader .................................................      13,797        12,605        1,192
 James C. Foresman and Cheryl A. Busbey, as Trustee of the
   Douglas E. Busbey Trust dated 3/5/75, as amended ............         390           356           34
 Robert M. Egren ...............................................         531           485           46
 Morris Rochlin ................................................      13,267        12,120        1,147

                                                     SHARES OF                  SHARES OF
                                                   COMMON STOCK                COMMON STOCK
                                                   BENEFICIALLY                BENEFICIALLY
                                                    OWNED PRIOR     SHARES     OWNED AFTER
                                                    TO OFFERING  BEING SOLD      OFFERING
                                                  -------------- ------------ -------------
 Nicholas J. Pyett ..............................        1,062          970           92
 Cameron D. Hosner ..............................       11,728       10,714        1,014
 James L. Bellinson .............................       14,951       11,684        3,267
 Gregory G. Glaesmer ............................        4,776        4,363          413
 Gerald Vargo ...................................        1,062          970           92
 Arcadia Bidco Corporation ......................       30,759       26,848        3,911
 Mark E. Schlussel ..............................          390          356           34
 Donald B. Lifton ...............................          390          356           34
 Joel M. Shere ..................................          195          178           17
 Daniel D. Swanson ..............................          195          178           17
 Eli K. Zoler ...................................           53           48            5
 Sasha A. Zoler .................................           53           48            5
 Lilly H. Zoler .................................           89           82            7
 CoreStates Bank, N.A., as Escrow Agent .........       78,568       71,777        6,791
Stephen P. Griggs(4) ............................    1,363,545      750,000      613,545

----------
(1) The shares offered hereby represent shares received in exchange for the stock of Ambulatory Pharmaceutical Services, Inc. pursuant to the Stock Purchase Agreement dated as of August 29, 1997.

(2) The shares offered hereby represent shares received in exchange for the stock of APS America, Inc. pursuant to the Stock Purchase Agreement dated as of August 29, 1997.

(3) Information as of April 7, 1998. The shares offered hereby represent shares received at closing in exchange for the stock of Arcadia Services, Inc. ("Arcadia") pursuant to the Agreement and Plan of Reorganization dated as of July 24, 1997. Of the shares of Common Stock being registered hereunder, 71,777 are currently being held in escrow to secure indemnification obligations, accounts receivable with respect to a litigated matter and merger consideration adjustments pursuant to the Agreement and Plan of Reorganization. Merger consideration adjustments may be based on a review of the working capital and long-term liabilities of Arcadia as of the closing date, all on the terms set forth in the Agreement and Plan of Reorganization. "Shares of Common Stock Beneficially Owned Prior to the Offering" includes, and "Shares of Common Stock Beneficially Owned After the Offering" consists of, additional shares of Common Stock (the "Additional Shares") received in exchange for the stock of Arcadia pursuant to the Agreement and Plan of Reorganization because the average price of the 531,198 shares of Common Stock issued to the Arcadia stockholders at the time of closing of the acquisition (the "Original Shares") was higher than the average price of the Common Stock at the time such shares were registered for resale under the Securities Act. The number of Additional
    Shares is equal to the difference between (i) the number of shares determined by dividing the original merger consideration of $18.7 million (before post-closing adjustments) by the average closing price of the Common Stock on the NYSE for the 30 trading days ending on the date immediately preceding the date the registration statement covering the resale of the Original Shares was declared effective and (ii) the number of shares determined by dividing the merger consideration of $18.7 million by the average closing price of the Common Stock on the NYSE for the 30 trading day period immediately preceding the date which was two trading days prior to the closing date of the acquisition.

(4) The shares offered hereby consist of shares issuable upon exercise of a warrant (the "Warrant") issued to Mr. Griggs in connection with his entering into an employment agreement with RoTech upon consummation of the RoTech Acquisition. Of the 1,363,545 shares beneficially owned by Mr. Griggs, 1,261 are beneficially owned by his wife, 8,402 are beneficially owned by L&G of Orlando, Inc., 110,372 shares are owned by Mr. Griggs, 493,510 shares are issuable upon the exercise of options to purchase Common Stock at an average exercise price of $23.98 per share and 750,000 shares are issuable upon exercise of the Warrant. The Warrant is exercisable at a price of $33.16 per share of Common Stock (equal to the average closing sales price of the Common Stock on the NYSE for the 15 business days prior to the closing date of the RoTech Acquisition) and becomes exercisable at the rate of 20% per year beginning on October 21, 1998 (subject to acceleration upon Mr. Griggs' death or the occurrence of a change in control of IHS).

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